                                                               EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

   We consent to the reference to our firm under the caption "Experts" and to the use of our report dated July 12, 2000, with respect to the financial statements of VelocityHSI, included in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-36162) and related Prospectus of VelocityHSI, Inc. for the distribution of shares of its common stock.

   We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 18, 2000, with respect to the consolidated financial statements of BRE Properties, Inc. included in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-36162) and related Prospectus of VelocityHSI, Inc. for the distribution of VelocityHSI, Inc.'s common stock.

                                          /s/ Ernst & Young LLP

San Francisco, California

July 31, 2000